Exhibit 10.13

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”), dated as of March 26, 2019, by and between Panamera Purchaser, Inc., a Delaware corporation (the “Company”), and Carlyle Investment Management L.L.C., a Delaware limited liability company (“Consultant”).

RECITALS

WHEREAS, Consultant is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940 and acts as investment adviser or sponsor to various private equity funds that invest or hold securities in operating companies (such as the Company) and provides investment advice to these private equity funds in connection with their investment in such portfolio companies;

WHEREAS, Consultant, by and through its officers, employees, agents, representatives and affiliates, provides consulting services on and has expertise in, among other things, formation, management and structuring of businesses and organizations, business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the structural, strategic and financial (as opposed to operational) management of businesses;

WHEREAS, Consultant, in connection with providing investment advice to or for the benefit of these private equity funds, may provide consulting services to portfolio companies in exchange for compensation, all or a portion of which may be paid to the private equity funds or applied to offset payment obligations of the private equity funds to Consultant; and

WHEREAS, the Company desires to avail itself of the expertise of Consultant in the aforesaid areas, in which it acknowledges the expertise of Consultant.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

Section 1. Appointment.

The Company hereby appoints Consultant to render the advisory and consulting services described in Section 2 hereof on the terms and conditions set forth in this Agreement.

Section 2. Services.

(a) In connection with the acquisition of the equity securities of the Company by Affiliates of Consultant, pursuant to that certain Agreement and Plan of Merger, dated as of February 16, 2019, by and among the Company, Cortec Group Fund V, L.P., a Delaware limited partnership, WU Holdco, Inc., a Delaware corporation, and Panamera Merger Sub, Inc. (“Merger Sub), a Delaware corporation, Consultant has provided to the Company strategic advisory and consulting services as set forth on Annex A herein (the “Business Transition Services”).

(b) The Company hereby engages Consultant to provide to the Company after the date hereof, by and through such of Consultant’s officers, employees, agents, representatives and Affiliates as Consultant, in its sole discretion, shall designate (the “Consultant Designees”), from time to time as requested by the Company and mutually agreed by the Company and Consultant, advisory, consulting and other services in relation to, among other things, development and execution of business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the strategic and financial (as opposed to operational) management of the businesses of the Company and its subsidiaries (the “Consulting Services”). The Consulting Services do not include any services related to the day-to-day operation, management or supervision of the business or facilities of the Company and its subsidiaries, including, without limitation, facility or business budget analysis, health or safety matters, regulatory compliance or policy and procedure development (the “Excluded Services”), it being understood that Consultant will not provide and shall not be deemed to have any knowledge of activities constituting the Excluded Services. Further, in providing the Consulting Services or otherwise, Consultant shall not be deemed to be acting in concert with the Company or any of its subsidiaries, including, without limitation, for purposes of the Company’s compliance with any and all consent decrees to which the Company is party or may be party in the future. As used herein, the term “Affiliate” of any specified person or entity means any person or entity controlling, controlled by or under common control with such specified person or entity. Nothing herein shall require Consultant to engage in any activities as a broker-dealer or investment advisor under the laws of any jurisdiction in which it performs services.

(c) It is acknowledged and agreed that, from time to time, Consultant may be requested to perform services, in addition to the Business Transition Services and Consulting Services for which Consultant will be entitled to additional compensation, as set forth in Section 3(c) below.

Section 3. Fees.

(a) In consideration of the Business Transition Services provided to the Company by Consultant, the Company shall, on the date hereof, pay to Consultant (or its designee) its Pro Rata Share of a non-refundable and irrevocable fee of $ 3,422,507.05 in cash (the “Business Transition Services Fee”).

(b) In consideration of the performance of the Consulting Services contemplated by Section 2(b) hereof, for each calendar quarter, the Company agrees to pay to Consultant (or its designee) a non-refundable and irrevocable quarterly fee equal to its Pro Rata Share of the greater of (i) 0.5% of Consolidated TTM EBITDA (as defined below) and (ii) $250,000, in each case, in cash (the “Quarterly Fee” and, together with Business Transition Services Fee and any fees payable pursuant to Section 3(b) hereof, the “Consulting Fees”). The Quarterly Fee shall be payable quarterly in arrears (in each case, accruing on the last business day of such calendar quarter), beginning on the date hereof. For the avoidance of doubt, payment of any portion of any installment of the Consulting Fee which has previously been deferred in accordance with Section 8 shall not reduce the installment of the Consulting Fee payable during the then current period. For the purposes of this Agreement, (A) “Consolidated TTM EBITDA” means the trailing twelve-month Consolidated EBITDA of the Company and its subsidiaries as adjusted for purposes of presentation to the board of managers of the

Company’s parent entity and (B) “Consolidated EBITDA” has the meaning set forth in that certain Credit Agreement, dated as of March 26, 2019, by and among the Company, Merger Sub, Antares Capital LLC and the other lenders and letter of credit issuers party thereto, as may be amended, modified or supplemented from time to time.

(c) Any and all payments required to be made to Consultant (or its designee) hereunder shall be made free and clear of, and without deduction for, any federal, state, local, foreign or other taxes, duties and assessments in the nature of a tax imposed by a governmental entity or tax authority (“Taxes”), other than any Taxes imposed with respect to Consultant’s net income or branch profits (i) in any jurisdiction in which Consultant is organized or in which its principal office is located, or (ii) as a result of any other present or former connection between Consultant and the jurisdiction imposing such Taxes; provided, however, that, if the Company shall be required by applicable law to deduct any such Taxes from any payment hereunder, (A) such payment shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional amounts payable under this Section 3(c)), Consultant receives payments equal to the amount it would have received had no such deductions been made, (B) the Company shall make such deductions and (C) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. Consultant has provided to the Company an IRS Form W-9 prior to or simultaneous with the execution of this Agreement and shall provide an IRS Form W-9 for future years at such times reasonably requested by the Company.

(d) For purposes of this Agreement, the following terms have the indicated meanings:

(i) “Pro Rata Share” means an amount (expressed as a percentage) equal to the Carlyle Shares divided by the Total Sponsor Shares.

(ii) “Carlyle Shares” has the meaning set forth in the Shareholder Agreement.

(iii) “Shareholder Agreement” means the Shareholder Agreement, dated as of March 26, 2019, by and among Panamera Acquisition Holdings, Inc., the Shareholders set forth on Schedule I attached thereto, and any other Person (as defined therein) who executes a joinder to the Shareholder Agreement from time to time.

(iv) “TA Shares” has the meaning set forth in the Shareholder Agreement.

(v) “Total Sponsor Shares” means the aggregate number of Carlyle Shares and TA Shares.

Section 4. Out-of-Pocket Expenses.

In addition to the compensation payable to Consultant pursuant to Section 3 hereof, the Company shall, promptly at the request of Consultant, reimburse Consultant for, or at Consultant’s request, pay directly on Consultant’s behalf, the Out-of-Pocket Expenses. For the purposes of this

Agreement, the term “Out-of-Pocket Expenses” shall mean all reasonable and documented out-of-pocket expenses incurred or accrued by or on behalf of Consultant or its Affiliates in connection with the performance of the Consulting Services, Business Transition Services or any other services provided under this Agreement, including, without limitation, (a) fees, expenses and disbursements of any counsel, consultants, investment bankers, accountants, financial advisors and other independent professionals and organizations, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (c) transportation, per diem, regulatory filing, telephone calls, word processing expenses or any similar third-party expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon presentation by Consultant to the Company of the invoices in connection therewith.

Section 5. Termination.

(a) This Agreement will continue in full force and effect for so long as (i) Consultant continues to provide the Consulting Services, (ii) Consultant collectively and beneficially own at least fifteen percent (15%) of the outstanding voting securities of the Company, its successor, any parent entity of the Company or such successor, or (iii) an officer, director, employee, associate or representative of Consultant (other than an officer or employee of the Company or any of its subsidiaries) serves as a member of the board of directors or similar governing body of the Company, its successor, or any parent entity of the Company or such successor; provided that this Agreement may be terminated at any time by written notice to the Company from Consultant. For the avoidance of doubt, termination of this Agreement will not relieve any party from liability for any breach of this Agreement at or prior to such termination. In the event of a termination of this Agreement, on the date of such termination, the Company will pay to Consultant (or its designee) all unpaid Consulting Fees due to Consultant with respect to periods ending on the date of termination and will reimburse Consultant for all Out-of-Pocket Expenses as of such date of termination.

(b) Sections 4 through 16 of this Agreement shall survive termination of this Agreement with respect to matters arising before or after such termination.

Section 6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither Consultant nor any Consultant Designee makes any representations or warranties, express or implied, in respect of the services that have been provided or that are to be provided by Consultant or the Consultant Designees hereunder. In no event will Consultant, any Consultant Designee or any of their respective former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives, or any former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives of the foregoing (together with Consultant and the Consultant Designees, the “Consultant Related Parties”) be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Consultant Related Party, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Consultant Related Parties currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which one or more Consultant Related Parties may serve as an advisor or director, or in some other capacity, and in recognition that the Consultant Related Parties have myriad duties to various investors and partners, and in anticipation that the Company and its subsidiaries, on the one hand, and the Consultant Related Parties, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company and its subsidiaries hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and its subsidiaries as they may involve the Consultant Related Parties. Except as Consultant or any Consultant Designee may otherwise agree in writing after the date hereof:

(i) Each Consultant Related Party will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company or any of its subsidiaries, (C) to take any other action that such Consultant Related Party believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to persons or entities other than the Company and its subsidiaries, and (D) not to communicate or present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself or any persons or entities other than the Company and its subsidiaries, and to direct any such opportunity to another person or entity.

(ii) No Consultant Related Party will have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its subsidiaries or to refrain from any actions specified in Section 6(b)(i), and the Company, on behalf of itself and its subsidiaries, hereby renounces and waives any right to require any Consultant Related Party to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in this Section 6(b), no Consultant Related Party will be liable to the Company or any of its subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will any Consultant Related Party be liable to the Company or any of its Affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, relating to, in connection with or arising out of this Agreement or the performance of the services contemplated hereby, including, without limitation, the services to be provided by Consultant or any Consultant Designees hereunder. In no event will any Consultant Related Party be liable for damages of any kind for any act or omission that does not constitute gross negligence or willful misconduct of such Consultant Related Party (as determined by a final non-appealable judgment of a court of competent jurisdiction) or for damages in excess of the fees received by Consultant hereunder for the service to which such act or omission relates.

(d) Accuracy of Information. The Company shall furnish or cause to be furnished to Consultant such information as Consultant believes reasonably appropriate to render the services contemplated by this Agreement (all such information so furnished, the “Information”). The Company recognizes and confirms that Consultant (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

Section 7. Indemnification.

(a) The Company will indemnify, defend, exonerate and hold harmless the Consultant Related Parties from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable attorneys’ fees, expenses and disbursements) incurred by the Consultant Related Parties or any of them before, on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement, any transaction to which the Company or any of its subsidiaries is a party (including the Business Transition Services) or any other circumstances with respect to the Company or any of its subsidiaries or the conduct of the business of the Company and its subsidiaries, (ii) services provided by Consultant or any Consultant Designee to the Company or any of its subsidiaries from time to time pursuant to this Agreement or (iii) the exercise, enforcement or preservation of any rights or remedies under this Agreement (collectively, the “Indemnified Liabilities”); provided, that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Indemnified Liabilities arose on account of such Consultant Related Party’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b) The Company will reimburse any Consultant Related Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Consultant Related Party would be entitled to indemnification under the terms of Section 7(a), or any action or proceeding arising therefrom, whether or not such Consultant Related Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Consultant Related Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Consultant Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Consultant Related Party from all liability, without future obligation or prohibition on the part of the Consultant Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Consultant Related Party.

(c) The rights of any Consultant Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Consultant Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Consultant Related Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Consultant Related Party in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) to indemnify such Consultant Related Party and/or advance expenses to such Consultant Related Party in respect of any proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify each Consultant Related Party and advance expenses to each Consultant Related Party hereunder to the fullest extent provided herein without regard to any rights such Consultant Related Party may have against any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or insurer of any such person or entity and (v) the Company (on behalf of itself and its insurers) irrevocably waives, relinquishes and releases any other person or entity with whom or which any Consultant Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder. In the event any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, other Consultant Related Parties) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party).

Section 8. Accrual of Consulting Fee.

(a) At Consultant’s sole option, payment of all or a portion of any installment of the Consulting Fee may be deferred, and the Company shall accrue as a liability such amount so deferred, until such time as Consultant elects to receive payment.

(b) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that if, at any time, (i) the Company is in default under any of the financial covenants set forth in any credit agreement, security agreement or other loan document to which the Company is a party (including any exhibit or other document relating thereto) (collectively, “Loan Documents”), (ii) where payment of the Consulting Fee would cause default under the Loan Documents, or (iii) the Company is otherwise then prohibited under the terms of any Loan Document from making any payment of the Consulting Fee, the failure to make such payment (solely to the extent of such prohibition) shall not be deemed a breach of or default under this Agreement; provided, however, that, subject to Section 8(a) above, the Company shall not be relieved of its obligation to make such payment promptly upon the curing of such default or the lifting of such prohibition, but such payment or payments shall accrue and accumulate until such time as they may be made consistent with the terms of any Loan Documents.

Section 9. Amendments and Waivers.

No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

Section 10. Assignment; Third-Party Beneficiaries.

This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that Consultant may assign or transfer all or a portion of its rights, duties, obligations or interests hereunder to one or more Consultant Designees at the sole discretion of Consultant. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that each of the Consultant Related Parties shall be third-party beneficiaries with respect to Sections 6 and 7 hereof, in each case entitled to enforce such provisions as though each such Consultant Related Party were a party to this Agreement.

Section 11. Notices.

Any and all notices hereunder shall be deemed duly given when delivered by registered or certified mail (postage prepaid), facsimile, email, overnight courier or hand delivery to the parties at the following addresses (or such different addresses as are specified by a party for itself by notice to the other party in accordance with this Section 11):

If to Consultant:

Carlyle Investment Management L.L.C.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: ####

Email: ####

with copies (which shall not constitute notice) sent contemporaneously to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention: Armand A. Della Monica, P.C.

Email: armand.dellamonica@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Dvir Oren, P.C.

Email: dvir.oren@kirkland.com

If to the Company:

Panamera Purchaser, Inc.

c/o Carlyle U.S. Equity Opportunity Fund II, L.P.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: ####

Email: ####

with copies (which shall not constitute notice) sent contemporaneously to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention: Armand A. Della Monica, P.C.

Email: armand.dellamonica@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Dvir Oren, P.C.

Email: dvir.oren@kirkland.com

Section 12. Entire Agreement.

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

Section 13. Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any Delaware state or federal court sitting in New Castle County in the State of Delaware, and in each case, the appellate courts therefrom (collectively, the “Chosen Courts”), solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11 hereof or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof. The provisions of this Section 13 shall not restrict the ability of any party to enforce in any court any judgment obtained in a Chosen Court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THOSE CONTEMPLATED BY THIS SECTION 13(b)). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(b).

Section 14. Counterparts.

This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

Section 15. Severability.

If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Section 16. Independent Contractor.

In providing services to the Company, Consultant will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither Consultant, on the one hand, nor the Company, on the other hand, has the right or ability to contract for or on behalf of the other party respectively, or to effect any transaction for the account of the other party, respectively.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

CARLYLE INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name:	Catherine L. Ziobro
Title:	Chief Compliance Officer

[Signature Page to Consulting Services Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

PANAMERA PURCHASER, INC.

By:	/s/ Christopher G. Bauder
Name:	Christopher G. Bauder
Title:	Chief Executive Officer

[Signature Page to Consulting Services Agreement]

Annex A

Business Transition Services

1.	Transaction structuring services;

2.	Assistance and advice concerning negotiation of the terms and conditions of the going forward arrangements with Affiliates and other third parties;

3.

Acquisition due diligence services, including advice and analysis concerning the industry, operations, customers, management, historical and projected financial performance, quality of earnings, prospects and business plans of the Company and its subsidiaries and parent companies and their business functions (including the management, human resources, sales and marketing, risk management, business technology, strategic planning, contract management, corporate planning, accounting, financial reporting and treasury functions of the Company and its subsidiaries and parent companies);

4.	Industry and market analysis related to the products, services and competitive position of the businesses of the Company and its subsidiaries and parent companies;

5.

Analysis and advice concerning the management compensation plans and arrangements of the Company and its subsidiaries and parent companies, including the existing and proposed incentive equity compensation plan of the parent company;

6.	Analysis and advice concerning management, operational and organizational structure of the Company and its subsidiaries and parent companies;

7.	Analysis and advice concerning strategic planning and financial and operational forecasting and budgeting;

8.	Assistance and advice concerning transition planning;

9.

Analysis and advice concerning the Company’s capital structure, leverage, and other matters relating to financial management; for example, by structuring and negotiating credit facilities and assessing capital investment/capital expenditure decisions; and

10.

Assistance and advice to allow the Company function on a fully standalone basis; for example, by identifying and assessing talent to fill any empty leadership roles, ensuring adequate external resources to standup the Company, and guiding management through the carve-out transition period.